EXHIBIT 99.1

                                SECURITY CAPITAL

                                Q3 2001 Results
                                Conference Call

FORWARD LOOKING STATEMENTS
        Certain information in this presentation contains forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which Security Capital operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual operating results may be affected by changes in national and local conditions, competitive market conditions, and conditions in the securities markets, and therefore may differ materially from what is expressed or forecasted in this presentation.

ANALYSTS' REPORTS
        Certain information in this presentation refers to financial analysts' reports. Security Capital does not endorse the views of any financial analysts and any reference to these reports in this presentation should not be viewed as indicating that Security Capital agrees with any of these reports as of the date of preparation of any report, the date of distribution of any report or any other date.

SCZ STRATEGIC HIGHLIGHTS - YEAR TO DATE
---------------------------------------

Since the Beginning of 2001, SCZ has Completed a Number of Strategic Transactions to Reconfigure the Business

o  Completed the sales of ASN and CWS and purchased SC-U.S. Realty

o Repurchased $245.9 million of stock in 2001 (total of $601 million of stock and debentures since repurchase program was initiated)

o  Strengthened the Balance Sheet Significantly

      -  Leverage reduced to 18.0% at September 30, 2001

      - Cash flow for the four quarters ended September 30, 2001, grew to $242.8 million from $166.4 million for the four quarters ended September 30, 2000

      - Fixed charge coverage ratio was 3.66x for the four quarters ended September 30, 2001, as compared to 2.98x at December 31, 2000

o  Made a proposal to purchase Storage USA on November 5, 2001

SCZ Q3 EARNINGS HIGHLIGHTS
--------------------------

Q3 Results Reflect the Temporary Impact of SCZ's Reconfiguration

o Produced EBDADT of $0.63 per share for Q3 2001 compared to $0.75 per share for Q3 2000. This reflects the net impact of the sale of ASN, CWS and 25 Homestead properties as well as increased taxes

o EBDADT from recurring operations produced diluted EBDADT growth of 8.2% in Q3 2001 versus Q3 2000

o Public investees produced an investment weighted average growth rate of 7.8% during the quarter with YTD same-store NOI growth of 3.2%

o Homestead's results were lower than last year due to current economic conditions that have impacted the lodging sector. RevPAR on a same-store basis was down 8.4% during the quarter

o SC-European Realty's results were lower due to decreased revenues from property sales and non-recurring costs associated with exiting its West London office business

o Belmont and InterPark, both start-up businesses, produced results in line with the company's expectations

SCZ Q3 2001 FINANCIAL HIGHLIGHTS
--------------------------------

Results Were Impacted by Asset Sales (the Proceeds of Which Have Not Yet Been Fully Redeployed), Increased Taxes and Lower Performance at Homestead

                              EBDADT Per Share(1)

[Color bars show EBDADT Per Share of $0.75 for Q3 2000 versus $0.63 for Q3 2001 and Q3 2001 Consensus Estimate of $0.64, and EBDADT Per Share of $1.93 for
YTD 2000 versus $1.94 for YTD 2001]

(1) Before special items.

SCZ Q3 2001 FINANCIAL HIGHLIGHTS
--------------------------------

EBDADT PER SHARE GROWTH OF 8.2% FROM RECURRING OPERATIONS

[Color bars show Diluted EBDADT Before Current Income Taxes and Special Items of $0.67 for Q3 2000 versus $0.72 for Q3 2001, and Diluted EBDADT Before Special Items of $0.61 for Q3 2000 versus $0.66 for Q3 2001]

PRO FORMA ADJUSTMENTS FOR RECURRING OPERATIONS

SCZ's asset base has undergone significant transition as the company is reconfiguring its business. In executing its current strategy to own 6 private operating divisions, SCZ is selling certain investees and increasing its investment in others.

These pro forma statements of EBDADT reflect the results from recurring operations and illustrate the third-quarter results as if SCZ's currently owned investments had been in place for both the 2000 and 2001 reporting periods. This information eliminates EBDADT from ASN and CWS - both of which were sold - and reflects the temporary redeployment of proceeds, as well as the elimination of gains or losses from asset sales and non-recurring costs related to exiting SC-European Realty's West London office business. In addition, EBDADT has been adjusted to show the pro forma impact of the combination with SC-U.S. Realty in January 2001 as if it had occurred at the beginning of the third quarter of 2000.

Q3 2001 FREE CASH FLOW
----------------------

On a Rolling Four Quarter Basis, Free Cash Flow Grew
$76.4 Million Year Over Year to $242.8 Million as a Result of Simplification and Investee Performance

                            Free Cash Flow Per Share

[Color bars show Free Cash Flow Per Share of $0.46 for Q3 2000 versus $0.53 for Q3 2001, representing a 15.2% growth, and Free Cash Flow Per Share of $1.51 for TTM 2000 versus $1.85 for TTM 2001, representing a 22.5% growth]

Q3 2001 BALANCE SHEET
---------------------

o  Leverage(1) of 18.0% as of September 30, 2001, versus 23.9% at December 31,
   2000

o The ratio of cash flow to fixed charges for the four quarters ended September 30, 2001, was 3.66x compared to 2.98x as of December 31, 2000

o $921.0 million of long-term debt with an average life of 11.3 years at an average fixed rate of 7.2%

o Cash balances as of September 30, 2001, were $307.4 million compared to $27.0 million at December 31, 2000


[Color bars show (in millions) total equity and debt of $3,881 (after reduction for accounts payable and other liabilities) as of December 31, 2000, consisting of $2,952 of Equity, $929 of Long-Term Debt and no Short-Term Debt, and total equity and debt of $5,124 (after reduction for accounts payable and other liabilities) as of September 30, 2001, consisting of $4,203 of Equity, $921 of Long-Term Debt and no Short-Term Debt]


(1) Debt to assets. Assets reduced for accounts payable and other liabilities. Public investees valued based on market prices and private investees valued at original cost.

(2) After reduction for accounts payable and other liabilities.

Q3 2001 INVESTMENT RETURN ANALYSIS
----------------------------------

Investment Yields Based on Historic Cost Have Declined Due to the Sale of Mature Assets

                                                        Q3 2000
                                        Q3 2000       Pro forma(1)       Q3 2001

Weighted average investment yield (2)    13.0%           11.8%            11.9%

Return on invested capital (3)           13.2%           11.6%            10.9%

Return on equity (4)                     15.3%           11.3%            11.6%

(1) See slide 6 for pro forma adjustments for recurring operations.
(2) Calculated as annualized Equity in EBDADT divided by total investment cost.
(3) Calculated as annualized EBDADT before interest and depreciation, including income taxes, divided by total investment cost.Reflects fee income and expenses.
(4) Calculated as annualized EBDADT divided by GAAP equity.

                      SCZ PROPOSES TO ACQUIRE STORAGE USA

SCZ PROPOSES TO ACQUIRE STORAGE USA
-----------------------------------

o SCZ currently owns 11.8 million shares of Storage USA, representing 43% of total shares outstanding. SCZ's current investment in Storage USA at its cost is $265.4 million

o SCZ has made a proposal to the Storage USA Special Committee to acquire the 57% of Storage USA not owned by SCZ (subject to agreement and approval by Storage USA's Special Committee, Board and shareholders)

o SCZ filed with the SEC a copy of the proposal letter with an amended 13D. The proposal letter and a summary of the terms can be found beginning on page A1 of the appendix to this presentation

SCZ'S PROPOSAL TO ACQUIRE STORAGE USA FITS WITHIN SCZ'S STATED STRATEGY
-----------------------------------------------------------------------

o Over the last 4 years, SCZ has followed the performance of the storage sector and the opportunity to create value

o As an asset class, self-storage offers sustainable internal growth, protection against economic downturns and minimal ongoing capital requirements

o Storage USA is a leader within the self-storage industry with a recognizable branded operating platform

o Returns can be enhanced through synergies, operating efficiencies, and shared best practices after Storage USA becomes a division of SCZ

o  Potential exists for generation of new third-party service income

o  Storage USA can become a high ROE business that produces strong cash flow

HOW SCZ VIEWS THE 57% OF STORAGE USA THAT IT HAS OFFERED TO ACQUIRE
-------------------------------------------------------------------

o SCZ believes that, if purchased, the assets would provide the company with the following unleveraged pre-tax returns:

   - Stabilized assets, approximately 87% of Storage USA's total assets, produce an initial NOI yield of 9.0%. Stabilized assets include operating properties, mortgage notes, and other assets

   - Properties under development and prestabilized assets represent approximately 13% of Storage USA's total assets and provide a current NOI yield of 8.1%. SCZ expects to achieve average stabilized returns on these assets of 9.75% or better

   - SCZ believes that the properties will produce sustainable same-store NOI growth of at least 4% on average. Over the last 4 years, the sector has produced same-store NOI growth at an average rate of 6%

o As SCZ implements its business plan, the company expects to achieve total returns on equity that will meet or exceed the company's stated mid-teens hurdle rate

PRO FORMA FINANCIAL IMPACT OF PROPOSED STORAGE USA ACQUISITION
--------------------------------------------------------------

Based on SCZ Proposal Dated November 5, 2001, and Excludes Potential Synergies


For the Three Months Ended          Adjusted                     Increase from
September 30, 2001                  Actual(1)    Pro Forma      Adjusted Actual
                                                                 to Pro Forma

Diluted EBDADT Per Share             $0.66         $0.69             $0.03
Cash Flow per Share                  $0.51         $0.58             $0.07
Leverage Ratio                       18.0%         28.8%              N/A
Fixed Charge Coverage Ratio          4.65x         3.39x              N/A




(1) SCZ's adjusted actual results include the pro forma impact of the sale of CWS in August 2001 and the elimination of losses from assets sales and non-recurring costs related to exiting SC-European Realty's West End London office business.

                                SECURITY CAPITAL

                                    APPENDIX


                                                                              A1

STORAGE USA -
SUMMARY OF TERMS OF PROPOSAL
----------------------------

o CONSIDERATION. Each Storage shareholder would receive $42 per share, and each limited partner of Storage's Operating Partnership would receive the same amount in cash, on a per-share equivalent basis, and also have the option of continuing as a limited partner.

o CONDITIONS. The transaction would be subject to the approval and recommendation by the Special Committee (and the full Storage Board of Directors) and an opinion from Storage's bankers as to the fairness to the Storage shareholders and limited partners unaffiliated with Security Capital, and would be conditioned upon the approval by the Storage shareholders and limited partners (which limited partner approval would be assured as a result of the interests controlled by Blue) and other customary conditions, including "material adverse change," but no financing condition. Matters relating to approval under the existing joint venture agreements would not be conditions.

o NO SOLICITATION; FIDUCIARY-OUTS. The ability of Storage to solicit or enter into competing proposals would be limited as follows:

   - During the first 45 days following signing a definitive agreement, Storage would not be subject to solicitation restrictions with respect to competing proposals, but would only be able to terminate if it paid a termination fee of $22.5 million and allowed Security Capital to top any higher bid. In the event of such a termination, Security Capital would vote its shares of Storage common stock in favor of the superior alternative transaction for up to four months after termination.

   - After the 45-day period, Storage would not be permitted to solicit or negotiate a competing proposal, but could respond to unsolicited superior proposals. Any termination after the 45-day period would also be subject to payment of the termination fee and Security Capital's topping right.


   - "Superior alternative transaction" is a deal in which (a) all Storage shareholders receive either cash and/or publicly traded common stock with a value greater than the proposed transaction, and all of the limited partners of the Operating Partnership have the option to receive such consideration or to remain limited partners, (b) the consideration to be received by Security Capital is payable entirely in cash, with a value equal to the consideration to be received by other shareholders, and (c) there is no financing contingency or any other conditions to closing or uncertainty of closing greater than the Transaction.

                                                                              A2

STORAGE USA -
SUMMARY OF TERMS OF PROPOSAL (CONTINUED)
----------------------------------------

o STORAGE DEBT AND PREFERRED. The Operating Partnership's public debt, Series A preferred units and mortgage notes would remain outstanding. Storage's existing lines of credit would be repaid upon consummation of the proposed transaction.


o TREATMENT OF LIMITED PARTNERS POST-TRANSACTION. Following the transaction, limited partners who elected to continue as such in the Operating Partnership would: receive distributions PARI PASSU with Security Capital at the pre-transaction level, subject to adjustment based on the cash flows generated by the Operating Partnership; have the right to be redeemed for cash, following the end of each calendar year, based on the Operating Partnership's net asset value, as determined by Security Capital based on a formula intended to reflect the consideration paid to Storage shareholders in the merger, subject to review by an independent accounting firm if the limited partners (other than Security Capital) so request; no longer have the option (at the general partner's discretion) of being redeemed for stock of the Operating Partnership's general partner in lieu of cash; and continue to benefit from existing tax protection agreements.


o EMPLOYEE MATTERS. All vested and unvested options would be cashed out. All existing employment and change of control agreements would be honored in accordance with their terms (it being understood that the proposed transaction itself would not constitute constructive termination or "good reason" under those agreements).

                                                                              A3

STORAGE USA PROPOSAL LETTER
---------------------------

November 5, 2001
Special Committee of the Board of Directors
Storage USA, Inc.
165 Madison Avenue, Suite 1300
Memphis, Tennessee  38103

Gentlemen:

As permitted by the October 31, 2001 amendment and modification to the Strategic Alliance Agreement dated as of March 19, 1996 (as amended, the "Strategic Alliance Agreement") by and among Storage USA, Inc. ("Storage"), SUSA Partnership, L.P. (the "Operating Partnership"), Storage USA Trust, Security Capital U.S. Realty ("USRealty"), and Security Capital Holdings S.A. ("Holdings"), and to which Security Capital Group Incorporated (both as to itself and as successor to all the rights of USRealty and Holdings under the Strategic Alliance Agreement, "Security Capital") has become party as a result of the transactions between Security Capital, USRealty and Holdings and the consent granted by Storage pursuant to that certain letter agreement dated July 7, 2000 between Storage and Security Capital, we are very pleased to submit this proposal for a business combination between Storage and Security Capital.

TRANSACTION STRUCTURE AND CONSIDERATION. The transaction we propose consists of two, effectively simultaneous, steps, the effect of which would be to provide
(a) all of Storage's shareholders with cash consideration of $42 per share (the "Per Share Purchase Price") in exchange for their shares, and (b) the Operating Partnership's limited partners with (x) the same amount in cash, on a per-share equivalent basis, for their limited partnership interests or (y) if they so elect, the option of remaining limited partners in the Operating Partnership on terms reflecting the fact that the Operating Partnership will no longer be controlled by an entity for which the Operating Partnership represents all or substantially all of its business. Our proposal is premised on our ability to receive a step-up in the basis of all real estate and other assets owned directly or indirectly by Storage (including real estate owned by the Operating Partnership as well as any other real estate assets owned by partnerships and limited liability companies that are direct or indirect subsidiaries of Storage), other than assets owned through certain controlled corporate subsidiaries the stock of which we would acquire separately.

                                                                              A4

---------------------------------------

In the first step of the proposed transaction (the "Purchase"), Security Capital would first acquire from the Operating Partnership all of the stock of Storage USA Franchise Corp and SUSA Management, Inc. owned by it (alternatively, such stock could be distributed from the Operating Partnership to Security Capital in the Merger (as defined below), with appropriate adjustments to the Operating Partnership accounts), and then acquire from Storage all general and limited partnership interests held directly or indirectly by Storage in the Operating Partnership and SUSA Holdings LP, along with any and all other assets of Storage, for an amount in cash equal in the aggregate to the amount necessary to fund the payment of the Per Share Purchase Price for all shares of Storage common stock (including shares underlying options, net of the exercise price) at the effective time of the Merger and to fund repayment of all debt of Storage and the Operating Partnership to be repaid upon consummation of the transaction. As a result of the Purchase, Storage would have no assets, other than the cash consideration paid by Security Capital in the Purchase, and Security Capital would become the sole general partner and the controlling limited partner of the Operating Partnership. Immediately after the Purchase, Storage would merge with and into the Operating Partnership (the "Merger" and, together with the Purchase, the "Transaction"). In the Merger, (a) each Storage shareholder would receive the Per Share Purchase Price in respect of each share of Storage common stock held (while option holders would be cashed out for the spread value, as described below under "Employee Matters") and (b) the Operating Partnership's limited partners (other than Security Capital) would receive the same cash consideration, on a share-equivalent basis, payable to the Storage shareholders in the Merger, and their limited partnership interests would be cancelled, unless they elect to continue as limited partners of the Operating Partnership ("Electing LPs"), on the terms outlined below and to be reflected in an amended and restated Agreement of Limited Partnership to become effective upon consummation of the Merger. In the Merger, a number of additional limited partnership interests in the Operating Partnership would be issued to Security Capital equal in number to those cancelled, so that the proportionate interest of the Electing LPs in the Operating Partnership would be the same prior to and following the Merger. We believe the Merger can be effected without the need for registration, under U.S. federal or state securities laws, of the Electing LPs' limited partnership interests, and look forward to working with you and your counsel to confirm this (we would not be prepared, however, to register the limited partnership interests, and limited partners of the Operating Partnership who could not continue as Electing LPs without registration would not have the option to become Electing LPs). The Purchase and the Merger would be subject to approval by the Storage shareholders and by the limited partners of the Operating Partnership (which limited partner approval would be assured as a result of the interests controlled by Security Capital), but we do not believe or contemplate that the approval of the holders of Series A preferred units of the Operating Partnership would be required for the Transaction. The Transaction would be subject to customary conditions, including "material adverse change," but no financing condition.

                                                                              A5

---------------------------------------

TREATMENT OF LPS. As described above, the Operating Partnership's limited partners (other than Security Capital) would be entitled to receive in the Merger the same cash consideration, on a share-equivalent basis, as is payable to the Storage shareholders, as contemplated and required by the existing partnership agreement governing the Operating Partnership. In addition, the limited partners could, at their discretion, elect to continue as limited partners of the Operating Partnership, subject to the terms of an amended and restated Agreement of Limited Partnership. Following the Transaction, Electing LPs would continue to receive distributions pari passu with Security Capital at the pre-Transaction level, subject to adjustment based on the cash flows generated by the Operating Partnership, and would have the right to be redeemed for cash, following the end of each calendar year, based on the Operating Partnership's net asset value, as determined by Security Capital, subject to review by an independent accounting firm if the limited partners (other than Security Capital) so request. For these purposes, the Operating Partnership's net asset value would be calculated based on a formula intended to reflect the Per Share Purchase Price paid to Storage shareholders in the Merger. The limited partners would no longer have the option (at the general partner's discretion) of being redeemed for stock of the Operating Partnership's general partner in lieu of cash. The partnership agreement governing the Operating Partnership would be amended accordingly. Following the Transaction, the Tax Protection Agreements relating to Electing LPs would continue in force.

STORAGE AND OPERATING PARTNERSHIP LIABILITIES AND JOINT VENTURES. The Operating Partnership's debt securities (issued under the existing shelf registration statement), Series A preferred units and mortgage notes would remain outstanding (and the Series A preferred units would become exchangeable for new Series A preferred stock of Security Capital, on the same terms currently contemplated by the Operating Partnership's existing partnership agreement). Storage's existing lines of credit would be repaid upon consummation of the Transaction. Matters relating to the Operating Partnership's existing joint venture agreements would not be ad-dressed in the Transaction documents either as conditions or otherwise.

                                                                              A6

---------------------------------------

EMPLOYEE MATTERS. In the Transaction, all vested and unvested shares of Storage common stock held by Storage employees would be cashed out. In addition, all unvested options to purchase Storage common stock held by Storage employees would become fully vested, can-celled, and cashed out for the spread value (based on the Per Share Purchase Price), and the restrictions on all restricted stock held by such employees would lapse. Loans owed by those employees would be netted against any such proceeds payable to employees. All existing employment and change of control agreements would be honored in accordance with their terms (it being understood, however, that the Transaction itself would not constitute constructive termination or "good reason" under any such agreement or arrangements), and that it would be our expectation and requirement that current senior management continue diligently to perform their duties through the closing and beyond unless and until we should determine to make any changes in regard to such matters. The Transaction would not, however, be conditioned on any employees entering into agreements with Security Capital. Directors of Storage would be provided with going-forward indemnification and insurance coverage after the Transaction customary in public-company acquisition transactions.

FIDUCIARY-OUTS AND TERMINATION. In the Transaction agreement, the parties would agree that, during the 45-day period following execution thereof, Storage would not be subject to solicitation restrictions with respect to competing proposals, except for the obligation to notify Security Capital promptly of any "acquisition proposal" or the commencement of discussions with any third-party as to any alternative transaction, and subject to the terms described below with respect to termination (including payment of a termination fee and Security Capital's ability to match) in connection with termination of the agreement in favor of a "superior alternative transaction." In the event that such a termination occurs during the 45-day period, Security Capital would be prepared to agree to vote its shares of Storage common stock in favor of the superior alternative transaction for up to four months after termination. During the period from the 45th day after execution of the Transaction agreement until the earlier of the closing of the Transaction or termination of the Transaction agreement (the "No-Solicitation Period"), Storage would not be permitted to, directly or indirectly, solicit, encourage or otherwise facilitate the making of, furnish information with respect to, or otherwise negotiate any "acquisition proposal," except in the event of any such proposal that is unsolicited and that the Special Commit-tee of the Board of Directors of Storage determines in good faith (after consultation with its in-dependent legal and financial advisors) is reasonably likely to result in a "superior alternative transaction".

                                                                              A7

---------------------------------------

For these purposes a "superior alternative transaction" is an acquisition or merger (x) in which all of Storage's common shareholders receive consideration in the form of either cash and/or publicly traded common stock with a per share value in excess of the amount to be received in the Transaction (if any Storage shareholders are to receive or have the option to receive publicly traded common stock, the value of such publicly traded common stock in relation to the amount to be received in the Transaction shall be determined at the time a definitive agreement is entered into with respect to the superior alternative transaction based upon the 5-trading day trailing average market price of any such publicly traded common stock), and in which all of the limited partners of the Operating Partnership have the option to receive such consideration or to remain limited partners of the Operating Partnership or a successor limited partnership on terms comparable to those contemplated by the Transaction, (y) in which, regard-less of whether any Storage shareholders are to receive or have the option to receive publicly traded common stock, the consideration to be received by Security Capital is payable entirely in cash, in an amount equal in value to the cash and/or stock consideration to be received by other shareholders, computing the value of any stock on the same basis as in (x) above, and (z) which is not subject to any financing contingency or any other conditions to closing or uncertainty of closing greater than the Transaction. The Transaction agreement would provide that whether before or during the No-Solicitation Period, Storage would only be able to change or withdraw its recommendation with respect to the Transaction, terminate the agreement and enter into a "superior alternative transaction" if it simultaneously paid a termination fee to Security Capital in the amount of $22.5 million, and if it had first provided Security Capital with five business days to match any such proposal. We expect that other terms of the fiduciary out provisions would be customary for transactions of this type.
                               *   *   *   *   *

We believe that our proposal is fair and fully reflects Storage's historical results and future prospects and that consummation of our proposed Transaction would be in the best interest of Storage and its public shareholders. The proposed terms of the combination represent a significant premium over the historic average trading price prior to September 7, 2001, the date of the announcement that Storage and Security Capital had modified their standstill arrangements and were entering into discussions.

The proposed Transaction would be effected pursuant to an agreement in form and substance customary for transactions of this sort, which would be entered into only following approval and recommendation by the Special Committee (and the full Storage Board of Directors), and only upon receipt by Storage of an opinion from its independent financial advisor as to the fairness from a financial point of view of the proposed Transaction to the Storage shareholders and Operating Partnership limited partners unaffiliated with Security Capital. As noted above, the Transaction would be subject to approval by the requisite majority of Storage's shareholders (including Security Capital).

                                                                              A8

---------------------------------------

As noted above, the proposed Transaction would not be subject to any financing contingency. However, we reserve the right to amend or withdraw the proposal at any time at our sole discretion or to discontinue discussions with you; unless and until you and we enter into a definitive and binding agreement with respect to the proposed Transaction or otherwise, we shall be under no obligation in respect thereof.

We understand and you have confirmed by a separate written instrument that you have, as noted in the first paragraph of this letter, waived the "standstill" limitations on our actions under the Strategic Alliance Agreement to the extent necessary to permit us to provide you with this proposal and to allow further discussions between us with respect to the proposed Transaction, and that nothing contained herein or in such discussions shall be deemed to in any way violate any of the provisions of the Strategic Alliance Agreement, but that those provisions otherwise remain in effect. In accordance with applicable law and regulation, this letter will be filed as part of an amendment to Security Capital's Schedule 13D with respect to our ownership of your stock.

We and our financial and legal advisors, J.P. Morgan Securities Inc. and Wachtell, Lipton, Rosen & Katz, are prepared to meet with the Special Committee of the Board of Directors and its and Storage's legal and financial advisors to review the proposed Transaction and begin negotiating final Transaction documents at any time convenient for you, and to move as expeditiously as possible to complete the negotiation and documentation of all matters relating to the Transaction.

Very truly yours,

C. Ronald Blankenship

Vice Chairman

                                                                              A9

PRO FORMA STATEMENTS OF EARNINGS BEFORE DEPRECIATION, AMORTIZATION AND DEFERRED TAXES (EBDADT)
-------------------------------------------------------------------------------


                                                                        Three Months Ended September 30, 2001
                                                                -----------------------------------------------------
                                                                      Pro Forma Before            Pro Forma After
(In thousands, except per share amounts)                               Acquisition (1)               Acquisition
---------------------------------------------------------------------------------------------------------------------

INCOME:
     Equity in EBDADT of investees/divisions                              $ 129,939                   $  144,814
     Interest and other income                                                2,179                        2,179
                                                                -----------------------------------------------------
      Total Income                                                          132,118                      146,993
                                                                -----------------------------------------------------
EXPENSES:
     Operating expenses                                                       5,476                        5,476
     Interest expense                                                        17,517                       27,285
                                                                -----------------------------------------------------
     Total Expenses                                                          22,993                       32,761
                                                                -----------------------------------------------------
CONVERTIBLE PREFERRED SHARE DIVIDENDS                                         4,509                        4,509
                                                                -----------------------------------------------------
BASIC EBDADT BEFORE CURRENT INCOME TAXES AND
     SPECIAL ITEMS                                                          104,616                      109,723
     Current income tax expense                                               9,772                       10,259
                                                                -----------------------------------------------------
BASIC EBDADT BEFORE SPECIAL ITEMS                                            94,844                       99,464
  Extraordinary loss on retirement of debt, net of tax                         (756)                        (756)
                                                                -----------------------------------------------------
BASIC EBDADT AFTER SPECIAL ITEMS                                          $  94,088                   $   98,708
                                                                -----------------------------------------------------
WEIGHTED AVERAGE SCZ SHARES OUTSTANDING -
  DILUTED                                                                   149,591                      149,591
                                                                -----------------------------------------------------
DILUTED EBDADT PER SHARE BEFORE CURRENT INCOME
     TAXES AND SPECIAL ITEMS                                              $    0.72                   $     0.76
     Current income tax expense                                                0.06                         0.07
                                                                -----------------------------------------------------
DILUTED EBDADT PER SHARE BEFORE SPECIAL ITEMS                                  0.66                         0.69
     Extraordinary gain (loss) on retirement of debt, net of tax              (0.01)                           -
                                                               -----------------------------------------------------
DILUTED EBDADT PER SHARE AFTER SPECIAL ITEMS                              $    0.65                   $     0.69
                                                               -----------------------------------------------------

                                                                                                                  A10

CASH FLOW FROM OPERATIONS
-------------------------



                                                                         Three Months Ended September 30, 2001
                                                                    -------------------------------------------------
                                                                       Pro Forma Before             Pro Forma After
                                                                         Acquisition                  Acquisition
---------------------------------------------------------------------------------------------------------------------



SOURCES:
     Investee dividend and interest income                   $               76,942         $             88,102
     Asset management fee income, net                                         4,751                        4,751
     Other income                                                             2,179                        2,179
     Cash flow retained at private divisions                                 22,071                       30,383
                                                             --------------------------------------------------------
                                                                            105,943                      125,415
                                                             --------------------------------------------------------

USES:
     Operating expenses                                                       4,021                        4,021
     Income taxes                                                             9,772                       10,259
     Interest expense                                                        17,517                       27,285
     Preferred share dividends                                                4,509                        4,509
                                                             --------------------------------------------------------
                                                                             35,819                       46,074
                                                             --------------------------------------------------------
     Net cash flow from operations                           $               70,124         $             79,341
                                                             --------------------------------------------------------
     Net cash flow per share                                 $                 0.51         $               0.58
                                                             --------------------------------------------------------

                                                                                                                  A11

PRO FORMA STATEMENTS OF EARNINGS BEFORE DEPRECIATION, AMORTIZATION AND DEFERRED TAXES (EBDADT)
-------------------------------------------------------------------------------

PRO FORMA ADJUSTMENTS FOR RECURRING OPERATIONS

These pro forma statements of EBDADT reflect the results from recurring operations and illustrate the third-quarter results as if SCZ's currently owned investments had been in place for both the 2000 and 2001 reporting periods. This information eliminates EBDADT from ASN and CWS - both of which were sold - and reflects the temporary redeployment of proceeds, as well as the elimination of gains or losses from asset sales and non-recurring costs related to exiting SC-European Realty's West London office business. In addition, EBDADT has been adjusted to show the pro forma impact of the combination with SC-U.S. Realty in January 2001 as if it had occurred at the beginning of the third quarter of 2000.

In thousands, except per share amounts            Q3 2001                Q3 2000
INCOME:
  Equity in EBDADT of investees/divisions        $129,939               $128,378
  Interest and other income                         2,179                  5,717
                                                  ------------------------------
  Total Income                                    132,118                134,095
                                                  ------------------------------
EXPENSES:
  Operating expenses                                5,476                  8,087
  Interest expense                                 17,517                 17,634
                                                  ------------------------------
  Total Expenses                                   22,993                 25,721
                                                  ------------------------------
CONVERTIBLE PREFERRED SHARE DIVIDENDS              4,509                   4,509
                                                  ------------------------------

BASIC EBDADT BEFORE CURRENT INCOME
  TAXES AND SPECIAL ITEMS                         104,616                103,865
  Current income tax expense                        9,772                  9,725
                                                  ------------------------------
BASIC EBDADT BEFORE SPECIAL ITEMS                  94,844                 94,140
  Extraordinary loss on retirement
  of debt, net of tax                                (756)                    --
  Other, net                                           --                    337
                                                  ------------------------------
BASIC EBDADT AFTER SPECIAL ITEMS                  $94,088                $94,477
                                                  ------------------------------
Weighted average SCZ shares outstanding
  Diluted                                         149,591                160,637
                                                  ------------------------------
DILUTED EBDADT PER SHARE BEFORE CURRENT INCOME
  TAXES AND SPECIAL ITEMS                           $0.72                  $0.67
  Current income tax expense                         0.06                   0.06
                                                  ------------------------------
DILUTED EBDADT BEFORE SPECIAL ITEMS                  0.66                   0.61
  Extraordinary gain (loss) on
  retirement of debt, net of tax                    (0.01)                    --
  Other, net                                           --                     --
                                                  ------------------------------
DILUTED EBDADT PER SHARE AFTER SPECIAL ITEMS        $0.65                  $0.61
                                                  ------------------------------


                                                                             A12